SUBSCRIPTION LETTER

                                 October 19,1999

Board of Trustees of
  StockJungle.com Trust
3805 South Canfield Avenue, Suite B
Culver City, California 90232

Gentlemen:

     StockJungle.com Investment Advisors, Inc. ( AAdvisors") hereby subscribes for two thousand five hundred (2,500) shares of beneficial interest of each of the StockJungle.com Market Leaders Growth Fund and the StockJungle.com Pure Play Internet Fund and five thousand (5,000) shares of beneficial interest of the StockJungle.com Community Intelligence Fund (each a "Fund" and collectively the "Funds"), each Fund being a series of StockJungle.com Trust, a Massachusetts business trust, at $10.00 per share, for an aggregate purchase price of $100,000.00. Advisors' payment in full is confirmed.

     Advisors hereby represents and agrees that Advisors is purchasing these shares of beneficial interest for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares.

                                    Very truly yours,

                                    STOCKJUNGLE.COM INVESTMENT ADVISORS, INC.


                                    By: /s/  Michael J. Witz
                                        ----------------------
                                        Michael J. Witz
                                        Chairman & Chief Executive Officer

CONFIRMED AND ACCEPTED:

STOCKJUNGLE.COM TRUST
On behalf of each of its series:
StockJungle.com Market Leaders Growth Fund,
StockJungle.com Pure Play Internet Fund, and
StockJungle.com Community Intelligence Fund


By: /s/ Theresa Samocki
    ------------------------
Name: Theresa Samocki
      ----------------------
Title: Treasurer
       ---------------------